Exhibit 5.2

[STEPTOE & JOHNSON LETTERHEAD]

January 19, 2007

VeriChip Corporation

1690 South Congress Avenue, Suite 200

Delray Beach, Florida 33445

Re:	Registration Statement on Form S-1
Registration No. 333-130754

Ladies and Gentlemen:

We have acted as counsel to VeriChip Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, Registration No. 333-130754 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the initial public offering (the “Offering”) of up to an aggregate of 4,945,000 shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Shares”). The Shares are inclusive of 4,300,000 shares that are being offered by the Company (the “Company Shares”) and up to 645,000 shares (the “Option Shares”) being offered by Applied Digital Solutions, Inc., as selling stockholder, if the underwriters named in the Registration Statement (the “Underwriters”) exercise in full their option granted to cover over-allotments.

We understand that the Shares are to be sold by the Company and Applied Digital Solutions, Inc., as selling stockholder, in accordance with the terms of an underwriting agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

You have requested that we render the opinion set forth in this letter and we are furnishing this opinion in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Securities Act.

In connection with the foregoing registration, we have examined originals, or copies certified or otherwise identified to our satisfaction of, (i) the Registration Statement (including all amendments thereto) as filed with the Commission, (ii) the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, (iii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended and restated to date, (iv) the Company’s By-Laws, as amended and/or restated to date, (v) certain resolutions of the Board of Directors and of Applied Digital Solutions, Inc. relating to the Offering as provided to us by the Company, (vi) the stock record books of the Company as provided to us by the Company, and (vii) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and the due execution and delivery of such certificates.

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Our opinion below, insofar as it relates to the status of Option Shares as fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Option Shares.

Based upon and subject to the foregoing, we are of the opinion that (1) when (i) the Board of Directors of the Company (or any committee thereof duly appointed by the Board of Directors) approves the initial public offering price, (ii) the duly appointed officers of the Company, Applied Digital Solutions, Inc., as selling stockholder, and the Underwriters execute and deliver the Underwriting Agreement, and (iii) the Company Shares are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable; and (2) the Option Shares have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

As counsel to the Company, we have furnished this opinion letter in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ Steptoe & Johnson LLP

Steptoe & Johnson LLP